FirstEnergy Corp.

                   Supplemental Executive Retirement Plan















                       Effective September 29, 1985

                 Amended and Restated as of January 1, 1999

                             TABLE OF CONTENTS


                                                                     PAGE
                                                                     ----

ARTICLE I - PURPOSE                                                    1

ARTICLE II - ELIGIBILITY AND PARTICIPATION                             1

  2.1   Eligibility                                                    1
  2.2   Participation                                                  1
  2.3   Designation of Participating Companies                         1
  2.4   Withdrawal From Plan of Participating Employer                 1
  2.5   Delegation of Authority                                        2

ARTICLE III - TYPE AND LEVEL OF BENEFITS                               2

  3.1   Supplemental Benefit After Termination of Employment           2
  3.2   Month of Service; Year of Service                              2
  3.3   Eligible Spouse                                                2
  3.4   Conditions of Benefits                                         3
  3.5   Forfeiture of Benefits                                         5
  3.6   Change of Control                                              6

ARTICLE IV - UNFUNDED PLAN                                             6

  4.1   Unfunded Plan                                                  6
  4.2   Nontransferability                                             7

ARTICLE V - ADMINISTRATION                                             7

  5.1   Committee; Duties                                              7
  5.2   Agents                                                         7
  5.3   Indemnity of Committees                                        7

ARTICLE VI - CLAIMS PROCEDURES                                         8

  6.1   Claim                                                          8
  6.2   Denial of Claim                                                8
  6.3   Review of Claim                                                8
  6.4   Final Decision                                                 8

                            TABLE OF CONTENTS


                                                                     PAGE
                                                                     ----

ARTICLE VII - MISCELLANEOUS                                            9

  7.1   Unsecured General Creditor                                     9
  7.2   Obligations to Company                                         9
  7.3   Not a Contract of Employment                                   9
  7.4   Protective Provisions                                          9
  7.5   Captions                                                       9
  7.6   Governing Law                                                  9
  7.7   Validity                                                       9
  7.8   Mistaken Information                                          10
  7.9   Taxes and Expenses                                            10
  7.10  Notice                                                        10

ARTICLE VIII - EFFECTIVE DATE, TERMINATION, AND AMENDMENT             10

ARTICLE IX - SUCCESSORS                                               10

APPENDIX A

APPENDIX B



                         FIRSTENERGY CORP.

              SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



                         ARTICLE I-PURPOSE

          The Supplemental Executive Retirement Plan (the "Plan") was established on September 29, 1985 as part of an integrated executive compensation program that is intended to attract, retain, and motivate certain key executives ("Executives") who are in positions to make significant contributions to the operation and profitability of FirstEnergy Corp. (the "Company") for the benefit of stockholders and customers.

          The Plan provides for the payment of supplemental retirement, death, and disability benefits to or in respect of key senior Executives designated by the Chief Executive Officer of the FirstEnergy Corp. (the "Chief Executive Officer").

          The Chief Executive Officer shall appoint an Administrative Committee (the "Committee") to administer this Plan. The Committee shall consist of three or more individuals.


                    ARTICLE II - ELIGIBILITY AND PARTICIPATION

2.1     Eligibility

        Eligibility to participate in the Plan shall be limited to those Executives who are designated by the Chief Executive Officer.

2.2     Participation

        An Executive's participation in the Plan shall be effective on January 1 of the year following the year in which he or she becomes eligible.

2.3     Designation of Participating Companies

        The Compensation Committee of the Board of Directors of FirstEnergy Corp. (the "Compensation Committee") or the Chief Executive Officer may allow other corporations or other entities affiliated with or subsidiary to the Company to participate in the Plan without approval or ratification by the Company's Board of Directors. Such companies ("Participating Companies") and their adoption dates shall be added to Appendix A, which is attached hereto and incorporated herein by reference.

2.4     Withdrawal From Plan of Participating Employer

        Any Participating Company may at any time, by resolution of its Board of Directors (with notice thereof to the Company's Board of Directors if the terminating company is not FirstEnergy Corp.), terminate its participation in the Plan. Participating Companies which cease to be Participating Companies shall be shown in Appendix A together with their adoption dates and termination dates.

2.5     Delegation of Authority

        The Company is hereby fully empowered to act on behalf of itself and the other Participating Companies as it may deem appropriate in maintaining the Plan. Furthermore, the adoption by the Company of any amendment to the Plan or the termination thereof will constitute and represent, without any further action on the part of any Participating Company, the approval, adoption, ratification or confirmation by each Participating Company of any such amendment or termination. In addition, the appointment of or removal by the Company of any Committee member or other person under the Plan shall constitute and represent, without any further action on the part of any Participating Company, the appointment or removal by each Participating Company of such person.


               ARTICLE III - TYPE AND LEVEL OF BENEFITS

3.1     Supplemental Benefit After Termination of Employment

        An Executive included in the Plan shall, subject to the terms and conditions set forth herein, be eligible to receive a supplemental benefit under the Plan after termination of employment due to retirement, death, disability or involuntary separation that is directly related to either:

             (a) The Executive's Highest Average Monthly Base Earnings which is defined as the average of the highest twelve (12) consecutive full months of base salary earnings paid to the Executive in the one hundred twenty (120) consecutive full months prior to termination of employment, including any salary deferred in the FirstEnergy Corp. Executive Deferred Compensation Plan ("Deferred Plan") or the FirstEnergy Corp. Savings Plan ("Savings Plan"), but excluding any incentive payments, or

             (b) The Executive's Highest Average Monthly Total Compensation which is defined as the average of the highest thirty-six (36) consecutive full months of base salary earnings paid to the Executive in the one hundred twenty (120) consecutive full months prior to termination of employment, including any salary deferred into the Deferred Plan and Savings Plan. Highest Total Compensation shall also include any Annual Incentive Award from the Executive Incentive Compensation Plan either paid to the Executive or deferred into the Deferred Plan after January 1, 1996.

3.2     Month of Service; Year of Service

        For the purpose of this Plan, a "Month of Service" shall be a whole month of service with a Participating Company based upon the Executive's
service anniversary date with the Company.   Further, a "Year of Service"
shall be equal to a twelve "Months of Service," with a Participating Company based upon the Executive's service anniversary date with the Company.

3.3     Eligible Spouse

        For the purposes of this Plan, Eligible Spouse shall mean the spouse to whom the Executive is married at the time payment of a supplemental benefit from the Plan commences and who is so designated, or deemed to have been designated in accordance with the FirstEnergy Corp. Pension Plan ("Pension Plan").

3.4     Conditions of Benefits

        A supplemental benefit under this Plan will be determined in accordance with and shall be nonforfeitable upon the date the Executive terminates employment under the conditions described in the following sections:

            (a)  Retirement Benefits

                (i) An Executive retiring from the Company on or after age fifty-five (55) who has completed ten (10) Years of Service will be entitled to receive, commencing at retirement, a monthly supplemental retirement benefit under the Plan equal to sixty-five percent (65%) of the Executive's Highest Average Monthly Base Earnings or fifty-five percent (55%) of the Executive's Highest Average Monthly Total Compensation, whichever is greater, multiplied by the number of Months of Service the Executive has completed after having completed ten (10) Years of Service, up to a maximum of sixty (60) months, divided by sixty (60), less:

                     a) The monthly primary Social Security benefit to which the Executive may be entitled at such retirement (or the projected age sixty-two (62) benefit if retirement occurs prior to age sixty-two (62)), irrespective of whether the Executive actually receives such benefit at the time of retirement, and

                     b) The monthly early, normal or deferred retirement income benefit to which the Executive may be entitled at such retirement, under the Pension Plan, the monthly supplemental pension benefit under the Deferred Plan and the monthly benefit, or actuarial equivalent, under the tax-qualified or nonqualified defined benefit pension plans of previous employers, all calculated by an actuary selected by the Company, with the following assumptions based on the Executive's marital status at the time of such retirement:

                         i) In the case of a married Executive in the form of a fifty percent (50%) joint and survivor annuity.

                        ii) In the case of an unmarried Executive, in the form of a single-life annuity.

                 For an Executive who retires prior to attaining age sixty-
            five (65), the net dollar amount above shall be further reduced by one-fourth (1/4) of one percent (1%) for each month the commencement of benefits under this Plan precedes the month the Executive attains age sixty-five (65).

                 (ii) After commencement of supplemental retirement benefits to the Executive, such payments shall continue in monthly installments thereafter ending with a payment for the month in which such Executive's death occurs. At death, benefits under
             Section 3.4(c)(ii) may be paid to the Executive's surviving Eligible Spouse.

            (b)  Disability Benefits

                 (i) An Executive who becomes disabled while employed by the Company will be entitled to receive, commencing at the time the Executive's employment terminates by reason of disability, a monthly supplemental disability benefit under the Plan equal to sixty-five percent (65%) of the Executive's Highest Base Earnings or fifty-five (55%) of the Executive's Highest Total Compensation, whichever is greater, less:

                      a) The monthly Social Security disability benefit to which the Executive may become entitled due to such disability.

                      b) The monthly disability pension payment under the Pension Plan, the monthly benefit provided by the Long-Term Disability Plan of the Company and the monthly disability or pension benefits, or actuarial equivalent, from plans of previous employers to which the Executive may be entitled at termination of employment.

                "Disabled" means a disability such that an Executive would be entitled to receive a monthly disability payment under the Pension Plan, except for the purposes of this provision an Executive need not have completed ten (10) Years of Service.

                (ii) After commencement of supplemental disability benefits to the Executive, such payments shall continue in monthly installments thereafter ending with a payment in the month in which the Executive attains age sixty-five (65) or retires from the Company, dies, or is no longer disabled, whichever first occurs. Upon retirement, benefits under Section 3.4(a) may be paid. At death, benefits under Section 3.4(c)(i) may be paid to the Executive's surviving Eligible Spouse.

            (c)  Death Benefits

                (i) If an Executive, including an Executive receiving a supplemental disability benefit under the Plan, dies prior to retiring from the Company, the Executive's surviving Eligible Spouse shall be entitled to receive commencing in the month following the Executive's death, a monthly supplemental surviving spouse benefit under the Plan equal to fifty percent (50%) of the monthly supplemental retirement benefit, calculated in accordance with Section 3.4(a), which the Executive would have received had he or she retired in the month of death, except that if the Executive dies prior to attaining age fifty-five (55), such monthly supplemental retirement benefit will be calculated as if the Executive had attained age fifty-five (55) and retired on the date of his or her death. In addition, if at the time of his or her death the deceased Executive had completed less than ten (10) Years of Service with a Participating Company, the Death Benefit, if any, shall be calculated as if the executive had been credited with five(5) Years of Service at the time of his/her employment with the Company.

                The surviving spouse benefit payment shall be paid in monthly installments thereafter ending with a payment for the month in which such surviving Eligible Spouse's death occurs, or for a period of one hundred eighty (180) payments less the number of supplemental disability payments the Executive had received, whichever first occurs.

                (ii) If an Executive dies after retiring from the Company but prior to receiving one hundred eighty (180) monthly supplemental retirement and/or supplemental disability payments under the Plan, the Executive's surviving Eligible Spouse shall be entitled to receive a monthly supplemental surviving spouse benefit under the Plan equal to fifty percent (50%) of the supplemental retirement benefit which the deceased Executive was receiving on the day before his or her death.

                This monthly supplemental surviving spouse benefit payment shall commence in the month following the Executive's death and shall be paid in monthly installments thereafter ending with a payment for the month in which such surviving Eligible Spouse's death occurs, or for a period of one hundred eighty (180) payments less the number of supplemental retirement and/or supplemental disability payments the Executive had received, whichever first occurs.

            (d) Involuntary Separation Benefits

                An Executive under age fifty-five (55) with ten or more years of service at the time of an involuntary separation, due to the closing of a facility, corporate restructuring, reduction in the work force, or job elimination, will be entitled to receive, beginning at age fifty-five (55), a supplemental retirement benefit under the Plan calculated in accordance with
            Section 3.4(a). If the Executive dies prior to or after commencement of his or her supplemental retirement benefit, the Executive's surviving Eligible Spouse shall be entitled to receive a monthly supplemental surviving spouse benefit under the Plan calculated in accordance with Section 3.4(c). Such supplemental benefits will be calculated using the number of Months of Service the Executive had with the Company at separation of employment. However, the Executive will not be eligible for a supplemental retirement benefit beginning at age fifty-five (55) if the separation is due to any other reason including but not limited to: voluntary resignation; discharge for misconduct or poor job performance; failure to return from a leave of absence; or as a result of a merger or acquisition of the Company or any of its assets and the Executive's employment with the acquiring or merging company is continued and the Executive does not suffer unemployment.

3.5     Forfeiture of Benefits:

        If it is determined, in the sole discretion of the Compensation Committee (the "Committee") of the FirstEnergy Board of Directors or its delegate, that the Executive has engaged in any of the following enumerated actions, and unless such engagement has been approved by the Committee or its delegate in writing, all future SERP benefit payments shall be immediately forfeited. Notwithstanding any other provision of this paragraph 3.4, the forfeiture of benefits will only apply to those supplemental retirement benefits accrued on or after January 1, 1999 and shall not apply to supplemental benefits accrued before January 1, 1999.

           1. Participate or engage, directly or indirectly, in the business of selling, servicing, and/or manufacturing products, supplies or services of the kind, nature or description of those sold by the Company except pursuant to his/her employment with Company;

           2. Directly participate or engage, on the behalf of other parties, in the purchase of products, supplies or services of the kind, nature or description of those sold by the Company except pursuant to his/her employment with the Company;

           3. Solicit, divert, take away or attempt to take away any of the Company's Customers or the business or patronage of any such Customers of the Company;

           4. Solicit, entice, lure, employ or endeavor to employ any of the Company's employees;

           5. Divulge to others or use for his/her own benefit any confidential information obtained during the course of his/her employment with Company relative to sales, services, processes, methods, machines, manufacturers, compositions, ideas, improvements, patents, trademarks, or inventions belonging to or relating to the affairs of Company;

           6. Divulge to others or use to his/her own benefit any trade secrets belonging to the Company obtained during the course of his/her employment or that he/she became aware of as a consequence of his/her employment.

           The term "Customer" shall mean any person, firm, association, corporation or other entity to which Executive or the Company has sold the Company's products or services within the twenty-four (24) month period immediately preceding the termination of Executive's employment with Company or to which Executive or the Company is in the process of selling its products or services, or to which Executive or the Company has submitted a bid, or is in the process of submitting a bid to sell the Company's products or services.

           Should it be necessary for FE to initiate legal action to recover any amounts due, FE shall be entitled to recover from Executive, in addition to such amounts due, all costs, including reasonable attorneys fees, incurred as a result of such legal action.

3.6     Change of Control

        In the event of a Change in Control, as defined in Appendix B, the Forfeiture of Benefit provisions in section 3.5 will not apply.

                            ARTICLE IV-Unfunded Plan

4.1     Unfunded Plan

        The Plan shall be unfunded. The Plan is intended to benefit key senior Executives who are considered to be a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended. The Chief Executive Officer reserves the right to restrict participation to such Executives.

4.2     Nontransferability

        Neither an Executive nor any other person shall have any right to transfer, pledge, or otherwise encumber, in advance of actual receipt, any amounts payable hereunder. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by an Executive or any other person, nor be transferable by operation of law in the event of an Executive's or any other person's bankruptcy or insolvency.




                             ARTICLE V-ADMINISTRATION

5.1     Committee; Duties

        This Plan shall be administered by and under the direction of the Committee. Members of the Committee may be participants in this Plan. However, no member of the Committee may participate in a review of his or her own claim under Article VI. The Committee shall administer the Plan and shall have the power and the duty to take all action and to make all decisions necessary or proper to carry out the Plan. The determination of the Committee as to any question involving the general administration and interpretation of the Plan shall be final, conclusive, and binding except as otherwise provided in
Article VI. A majority vote of the Committee members shall control any decision. Any discretionary actions to be taken under the Plan by the Committee with respect to the Executives' contributions or benefits shall be uniform in nature and applicable to all persons similarly situated. Without limiting the generality of the foregoing, the Committee shall have the following discretionary authority, powers and duties:

          (a) To require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefit under the Plan;

          (b) To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary for the efficient administration of the Plan;

          (c) To interpret the Plan and to resolve ambiguities, inconsistencies and omissions;

          (d) To decide all questions concerning the Plan and any questions concerning the eligibility of any Employee to participate in the Plan; and

          (e) To determine the amount of benefits which will be payable to any person in accordance with the provisions of the Plan.

5.2     Agents

        In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel, who may be counsel to the Company.

5.3     Indemnity of Committees

        The Company shall indemnify and hold harmless members of the Committee and the Compensation Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of intentional misconduct.


                      ARTICLE VI-CLAIMS PROCEDURE

6.1     Claim

        Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable, but no more than sixty-three (63) days after the end of the month the request is received. Payment of a claimed benefit shall also constitute a written response.

6.2     Denial of Claim

        If the claim or request is denied, the written notice of denial shall state:

            (a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

            (b) A description of any additional material or information required and an explanation of why it is necessary.

            (c)  An explanation of the Plan's claim review procedure.

        For the purposes of this Section 6.2, the failure by the Committee to deliver within the sixty-three (63) day period notice of a written denial of claim shall constitute a written response of denial, unless the failure to correspond was the result of clerical or administrative error.

6.3     Review of Claim

        Any person whose claim or request is denied or who has not received a response within sixty-three (63) days after the end of the month in which the request was received may request review by notice given in writing to the Compensation Committee. The claim or request shall be reviewed by the Compensation Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have a representative examine pertinent documents and submit issues and comments in writing.

6.4     Final Decision

        The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reason and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.


                            ARTICLE VII-MISCELLANEOUS

7.1     Unsecured General Creditor

        Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Company. Any and all Company's assets shall be, and remain, the general, unpledged, unrestricted assets of Company. Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of Company to pay money in the future.

7.2     Obligations to Company

        If an Executive or the Executive's surviving Eligible Spouse becomes entitled to a benefit under the Plan and the Executive has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owing to it or an affiliate against the amount of benefits otherwise distributable. The determination of the amount and duration of the offset shall be made by the Committee.

7.3     Not a Contract of Employment

        The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and the Executive, and the Executive (or his or her surviving Eligible Spouse) shall have no rights against the Company except as may be otherwise provided specifically herein. Moreover, nothing in the Plan shall be deemed to give an Executive the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge him or her at any time.

7.4     Protective Provisions

        An Executive shall cooperate with the Company by furnishing any and all information requested by the Company in order to evaluate a claim or to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

7.5     Captions

        The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

7.6     Governing Law

        The provisions of the Plan shall be construed, administered, and enforced according to and governed by the laws (other than conflict of law provisions) of the state of Ohio, except to the extent such laws are superseded by ERISA.

7.7     Validity

        In case any provision of the Plan shall be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been included herein.

7.8     Mistaken Information

        If any information upon which an Executive's benefit under the Plan is misstated or otherwise mistaken, such benefit shall not be invalidated (unless upon the basis of the correct information the Executive would not be entitled to a benefit), but the amount of the benefit shall be adjusted to the proper amount and any overpayments shall be charged against future payments.

7.9     Taxes and Expenses

        Any taxes imposed on Plan benefits shall be the sole responsibility of the Executive or surviving Eligible Spouse. The Company shall deduct from Plan benefits any amounts required by applied law to be withheld. All Plan administration expenses incurred by the Company or Committee shall be borne by the Company.

7.10     Notice

        Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Committee, or to the Statutory Agent of FirstEnergy Corp. Notice to the Committee may be given to any member of the Committee and if mailed shall be addressed to the principal executive offices of FirstEnergy Corp. Notice mailed to the Participant shall be sent to the address set out in the Participant's most recent Participation Agreement or such other address as is given to the Committee by notice. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

           ARTICLE VIII-EFFECTIVE DATE, TERMINATION, AND AMENDMENT

        The effective date of the Plan shall be September 29, 1985. The effective date of participation of an Executive in this Plan shall be determined by the Chief Executive Officer. The Plan may be terminated at any time and amended from time to time by action of the Board or the Compensation Committee or by a writing executed on behalf of the Board or the Compensation Committee by the Company's duly authorized officers, provided that neither termination nor any amendment of the Plan may, without the written approval of a participating Executive or surviving Eligible Spouse, reduce or terminate any accrued benefit.


                           ARTICLE IX-SUCCESSORS

        The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

        IN WITNESS WHEREOF, and pursuant to approval of the Compensation Committee of the Board, on April 29, 1999, the Company has caused this instrument to be executed by its duly authorized officers effective as of January 1, 1999.






FOR THE COMPANY




By:                                                Date
  -------------------------------------------------       ------------------

  H. Peter Burg
  President and Chief Executive Officer of
   FirstEnergy Corp.


Witness:                                           Date
        -------------------------------------------      -------------------

         J. A. Gill
         Sr. Vice President





                                  APPENDIX A




                1                               2                    3
   Participating Company                  Adoption Date      Termination Date
-----------------------------------------------------------------------------

Ohio Edison Company                     September 29, 1985

Pennsylvania Power Company              September 29, 1985

FirstEnergy Corp.                       January 1, 1999

Cleveland Electric Illuminating
 Company                                January 1, 1999

Toledo Edison Company                   January 1, 1999

FirstEnergy Nuclear Operating Company   January 1, 1999

FirstEnergy Fuel Marketing Company      January 1, 1999

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